NONRECOURSE PROMISSORY NOTE

Dallas, Texas                                                                                          September 27, 2005

Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation (the "Maker"), for value received, hereby promises to pay to Florida Environmental Remediation Services, Inc., a Florida corporation (the "Payee"), at the time and in the manner hereinafter provided, the aggregate principal sum of up to ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000.00), together with interest computed thereon at the rate hereinafter provided.  This Note shall be payable at the office of Payee at 1400 SW 12th Avenue, Pompano Beach, Florida 33069, or at such other address as the holder of this Note may from time to time designate.

This Note is being executed and delivered in connection with that certain Asset Purchase Agreement, dated of even date herewith, between Maker and Payee (the "Purchase Agreement"). Unless otherwise defined herein, all defined terms in this Note shall have the meanings given them in the Purchase Agreement.

The principal amount of this Note shall bear interest from the date hereof until the due dates as set forth herein at the rate of five percent (5%) per annum.  The principal amount of this Note and accrued and unpaid interest thereon shall be due and payable in two installments of principal and accrued interest thereon, (i) the first such installment in the principal amount of $6,000,000.00 to be made on November 26, 2005 and (ii) the second such installment in the principal amount of $5,000,000.00 to be made on January 26, 2006 (the last such payment date being referred to as the "Maturity Date"), or on such later date as may be agreed to in writing by Payee.

Notwithstanding anything contained in this Note to the contrary, Maker shall have the right to set off and apply against all sums owing to Payee, at any time and without notice to Payee, (i) any amounts that Payee owes or may in the future owe Maker pursuant to the terms of the Purchase Agreement (including, without limitation, any indemnity claims that Maker may have from time to time against Payee under the Purchase Agreement), and (ii) any amounts that represent a reduction in the Purchase Price in accordance with the terms of the Purchase Agreement.  Maker shall have the right to apply such amounts to principal, interest or other amounts owing under this Note in its sole discretion, and any amount(s) set off and applied pursuant to this paragraph shall be considered a payment on the Note in such amount(s).

If an Event of Default (as defined herein) occurs and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, Maker agrees to pay in addition to all sums then due hereon, including principal and interest, all expenses of collection, including, without limitation, reasonable attorneys' fees.

This Note may be prepaid in whole or in part from time to time, without premium or penalty.  Each prepayment of principal shall be accompanied by an amount equal to the accrued interest on the principal amount prepaid to the date of such prepayment.

Upon the occurrence and during the continuance of an Event of Default, Payee's sole remedy shall be to unwind the transaction contemplated by the Purchase Agreement in accordance with Section 9.04 of the Purchase Agreement.  It shall be an event of default by Maker if Maker shall fail to pay when due any amounts due in accordance with the terms of this Note, and such failure continues for a period of ten (10) days after receiving written notice from Payee of such default (collectively, an "Event of Default"); provided, that it shall not be an Event of Default if (i) Maker fails to make payment(s) and instead exercises its right of offset pursuant to the terms of this Note, or (ii) Maker fails to make payment(s) as a result of Payee's default under the terms of the Purchase Agreement.

Notwithstanding anything contained in this Note to the contrary, in the event the transactions contemplated by the Purchase Agreement are terminated or otherwise unwound for any reason, then concurrently therewith, this Note shall immediately be deemed null and void and of no legal force or effect, all amounts then due and owing under the Note shall be forever forgiven and cancelled, and Payee shall immediately deliver the Note to Maker marked or stamped "cancelled".

Maker and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of acceleration, any other notice and diligence in collecting and bringing suit against any party hereto and agree (i) to all extensions and partial payments, with or without notice, before or after the Maturity Date, (ii) to any substitution, exchange or release of any security now or hereafter given for this Note, (iii) to the release of any party primarily or secondarily liable hereon, and (iv) that it will not be necessary for the holder hereof, in order to enforce payment of this Note, to first institute or exhaust such holder's remedies against Maker or any other party liable therefor or against any security for this Note.  No delay on the part of Payee in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power of right preclude further exercise of that power or right.

All agreements between Maker and the holder hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the Maturity Date hereof, or otherwise, shall the amount paid, or agreed to be paid, to the holder hereof for the use, forbearance or detention of the funds advanced pursuant to this Note, or otherwise, or for the payment of performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing or pertaining to this Note exceed the maximum amount permissible under applicable law.  If from any circumstances whatsoever fulfillment of any provision hereof or any other document or instrument exceeds the maximum amount of interest prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder hereof shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of Maker to the holder hereof, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to Maker.  All sums paid, or agreed to be paid, by Maker for the use, forbearance or detention of the indebtedness of Maker to the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.  The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the holder hereof.

This Note is a nonrecourse obligation of the Maker, and the Maker is not personally liable for the repayment of this Note.

Payee may not assign, endorse, hypothecate, pledge or otherwise transfer this Note without the express written consent of the Maker, and any such endorsement, hypothecation, pledge or transfer without Maker's prior written consent shall be null and void and of no legal force or effect.

This Note shall be governed by and construed in accordance with the laws of the State of Texas.

All references to Maker herein shall, and shall be deemed to, include its successors and assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of Maker shall be binding upon its successors and assigns, whether so expressed or not.

                                                            MAKER:

HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.

 /s/ Frank Fradella
By:  Frank Fradella
Its:   Secretary and Treasurer